                                                                   Exhibit 10.19

                                           *** TEXT OMITTED AND FILED SEPARATELY
                                                 CONFIDENTIAL TREATMENT REQUIRED
                                           UNDER 17 C.F.R. SECTIONS 20.80(b)(4),
                                                            200.83 AND 240.24b-2


                                SUPPLY AGREEMENT

        This SUPPLY AGREEMENT (the "Agreement") is made this 31st day of August, 1998 (the "Signature Date") between MDS NORDION INC., a Canadian corporation having a place of business at 447 March Road, Kanata, Ontario, Canada, K2K 1X8 ("Nordion") and COULTER PHARMACEUTICAL, INC., a Delaware corporation having a place of business at 550 California Avenue, Suite 200, Palo Alto, California, U.S.A. ("Coulter"). Nordion and Coulter are sometimes referenced in this Agreement individually as a "Party" and collectively as the "Parties".

                                    RECITALS

        WHEREAS, Coulter is the owner of certain data, information and technology related to the B1 Antibody (as such term is defined below) and the radiolabelling thereof; and

        WHEREAS, Nordion has expertise in the development of pharmaceutical processes for the radiolabelling of pharmaceutical compounds and in the manufacture and supply of radiolabelled compounds; and

        WHEREAS, the Parties have jointly developed a process for radiolabelling of B1 Antibody with iodine 131I ("131I") pursuant to an Agreement between the Parties dated November 15, 1995 (the "Development Agreement"); and

        WHEREAS, the Parties are, simultaneous with the execution of this Agreement, entering into an agreement pursuant to which Nordion has installed an Interim Facility and a Primary Facility, having the capacity to perform radiolabelling of BI Antibody with 131I (the "Facilities Agreement"); and

        WHEREAS, the Parties now desire to set forth the terms under which Nordion will provide Radiolabelling Services to Coulter.

        NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained in this Agreement, the Parties agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

        As used in this Agreement, the following terms shall have the meanings set forth below:

        1.1 "AFFILIATE" shall mean any entity or person which controls, is controlled by or is under common control with either Party. For purposes of this
Section 1.1, control shall mean (a) in the case of corporate entities, the direct or indirect ownership of more than one-half of the stock or participating shares entitled to vote for the election of directors, and (b) in the case of a partnership, the power to direct the management and policies of such partnership.


                                       1.

        1.2 "B1 ANTIBODY" shall mean the IgG2a anti-CD20 murine monoclonal antibody, as supplied by Coulter to Nordion for purposes of this Agreement.

        1.3 "BASE RATE OF EXCHANGE" OR "BRE" shall mean the Canadian dollar exchange rate against the U.S. dollar (i.e. $1.00 U. S. = X dollars Canadian) and shall be fixed at $1.00 U.S. = [...***...] Canadian.

        1.4 "BATCH" shall mean a production batch of the Labelled Drug manufactured under this Agreement.

        1.5 "BATCH CAPACITY" shall mean the capacity of the Interim Facility or the Primary Facility, as the case may be, to produce Labelled Drug.

        1.6 "BATCH COMPLETION DATE" shall have the meaning set forth in Section 9.2.

        1.7 "BLA" shall mean a Biologics License Application, as defined by the regulations promulgated under the United States FD&C Act and PHS Act and any supplements thereunder, as amended from time to time.

        1.8 "CLINICAL TRIALS" shall mean any trials for clinical development of pharmaceutical products defined as "Phase I," "Phase II," "Phase III," or "Treatment IND" in FDA regulations, as amended from time to time.

        1.9 "COMMERCIAL SUPPLY" shall mean the supply of Labelled Drug by Nordion to Coulter for sale after regulatory approval of Labelled Drug has been received by Coulter from the FDA, in the United States.

        1.10 "CURRENT GOOD MANUFACTURING PRACTICES" or "cGMP" shall mean the good manufacturing practices required by the FDA and set forth in the FD&C Act or FDA regulations, policies, or guidelines in effect at a particular time for the manufacture, testing and quality control of pharmaceutical materials as applied to biologics, except to the extent that Canadian standards for the manufacture, testing and quality control of pharmaceutical materials as applied to biologics are higher or more stringent than those required by the FDA, in which case such Canadian standards will apply. For jurisdictions other than Canada and the United States, if any higher or more stringent standards for the manufacture and testing of pharmaceutical materials as applied to biologics are required, Coulter will notify Nordion and the Parties will discuss in good faith how to respond to such requirements.

        1.11 "CURRENT RATE OF EXCHANGE" OR "CRE" shall mean the average Canadian dollar exchange rate against the U.S. dollar (i.e. $1.00 U.S. = X dollars Canadian) as based on the [...***...] as described in Article 9 of this Agreement.

        1.12 "EFFECTIVE DATE" shall mean the date set forth in Section 16.14.

        1.13 "FDA" shall mean the United States Food and Drug Administration.


                                       2.


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        1.14 "FD&C ACT" shall mean the United States Federal Food, Drug and
Cosmetic Act, as amended.

        1.15 "HOT CELLS" shall mean the assets purchased by Nordion by purchase order on behalf of Coulter pursuant to the letter agreement dated February 23, 1996 and September 30, 1997 (annexed in Exhibit 1.15) between Nordion and Coulter, as installed [...***...] of Nordion's Kanata production site.

        1.16 "IND" shall mean an Investigational New Drug application and any supplements thereto, as defined in FDA regulations, as amended from time to time.

        1.17 "INSTALLATION" shall have the meanings set forth in Section 1.15 of the Facilities Agreement.

        1.18 "INTERIM FACILITY" shall have the meaning set forth in the Facility Agreement.

        1.19 "ISOTOPE" shall mean (131)I.

        1.20 "LABELLED DRUG" shall mean a pharmaceutical product containing the
(131)I-labelled B1 Antibody in either dosimetric or therapeutic final dosage form for use in Clinical Trials or for commercial sale, which has been, or is being, processed, compounded, formulated, finished, filled, labeled, packaged and/or shipped by Nordion pursuant to this Agreement.

        1.21 "MAXIMUM BATCH SIZE" shall mean a Batch resulting from the labelling of [...***...] milligrams of B1 Antibody with [...***...] of Isotope or such other greater amount as may be validated from time to time.

        1.22 "MOVEABLE EQUIPMENT" shall mean the equipment so identified in
Exhibit 1.20 of the Facilities Agreement.

        1.23 "NORTH AMERICAN MARKETS" shall mean the United States, Mexico and Canada.

        1.24 "NORTH AMERICAN MARKET REQUIREMENTS" shall mean Coulter's annual requirements for radiolabelling services for the B1 Antibody with Isotope for use or sale in the North American Markets, measured in U.S. dollars.

        1.25 "PRIMARY FACILITY" shall mean the facility described in Section 2.1 of the Facilities Agreement.

        1.26 "PROCESS" shall mean the process of formulation and dispensing described in Nordion's Standard Operating Procedure #960700.SOP.

        1.27 "PROCESS PERFORMANCE QUALIFICATION" shall mean the program by which it is established that the process equipment, ancillary systems, and the Process are effective and reproducible.

        1.28 "PHS ACT" shall mean the United States Public Health Service Act, as amended.


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        1.29 "QUALIFIED" shall have the meaning set forth in Section 1.26 of the
Facilities Agreement.

        1.30 "RADIOLABELLING REVENUES" shall mean payments made hereunder by Coulter to Nordion for Radiolabelling Services, Readiness Payments, Cancellation Fees and Facilities Engineering Fees as described in Exhibit 9.1 after commencement of Commercial Supply.

        1.31 "RADIOLABELLING SERVICES" shall mean use of the Process to produce Labelled Drug that meets the Specifications on Coulter's behalf in accordance with this Agreement.

        1.32 "SPECIFICATIONS" shall mean the procedures, conditions and characteristics set forth in Exhibit 1.32. Such Exhibit may be amended from time to time upon mutual written agreement of the Parties.

        1.33 "VALIDATION" shall mean the program mutually agreed to by the Parties by which documented evidence provides a high degree of assurance that the Process will consistently produce Labelled Drug that meets Specifications and quality attributes as mutually agreed by the Parties.

                                    ARTICLE 2

              GENERAL MANUFACTURE AND SUPPLY OBLIGATIONS OF NORDION

        2.1 LABELLED DRUG SUPPLY.

               (a) Nordion agrees to use the Process to radiolabel B1 Antibody with Isotope to produce Labelled Drug that meets the Specifications and is manufactured in conformity with cGMP requirements and all other applicable laws, rules and regulations of the United States and Canada and to ship Labelled Drug as directed by Coulter. Subject to Force Majeure, during the term of this Agreement and any renewal thereof, Nordion shall manufacture and provide Coulter with Labelled Drug which may be ordered by Coulter under this Agreement for the purposes of Clinical Trials of Labelled Drug and commercial sale of Labelled Drug.

               (b) Subject to the terms and conditions of this Agreement, Nordion shall maintain the Batch Capacity necessary to produce [...***...], at [...***...], of Labelled Drug per week for Coulter and Nordion hereby agrees to produce such Batch of Labelled Drug per week if requested in writing by Coulter, such Batch to be no larger in size than the Maximum Batch Size. It is understood that Coulter may order a Batch which is smaller than the Maximum Batch Size provided that Nordion may produce such a Batch size consistent with regulatory requirements and subject to Process Performance Qualification for such smaller batch size, the cost of which shall be borne by Coulter.

               (c) In addition, Nordion agrees that upon [...***...] weeks written notice (the "Increased Production Notice") from Coulter, Nordion will establish and maintain the Batch Capacity necessary to produce up to [...***...], each at [...***...], of Labelled Drug per week. After Nordion has established the Batch Capacity to produce [...***...] of Labelled Drug per


                                       4.


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

week, each at [...***...], Nordion will produce either [...***...] Batches of Labelled Drug per week if requested in writing by Coulter, each such Batch to be no larger in size than the Maximum Batch Size. It is understood that Coulter may order [...***...] of such Batches to be in an amount smaller than the Maximum Batch Size provided that Nordion may produce such a Batch size consistent with regulatory requirements and subject to Process Performance Qualification for such smaller batch size, the cost of which shall be borne by Coulter.

               (d) At any time after Nordion has increased its Batch Capacity to [...***...] Batches of Labelled Drug per week as set forth in Section 2.1(c), Coulter may, upon [...***...] weeks written notice, request that Nordion reduce its Batch Capacity to [...***...] Batch, at [...***...], of Labelled Drug per week and Nordion will make such a reduction, and then the terms of Section 2.1(b) will again apply.

               (e) Except as set forth in Section 3.3, it is understood and agreed that Coulter has no specific or minimum commitment to purchase any amounts of Labelled Drug.

        2.2 COMPLIANCE WITH LAW; HANDLING OF LABELLED DRUG. While the B1 Antibody, Isotope and Labelled Drug are in its possession or under its control, Nordion shall be responsible for complying with all applicable statutory and regulatory requirements of the United States and Canada regarding the development, manufacture, handling, storage, labelling, packaging, transportation and shipment of the Labelled Drug. In performing its obligations under this Agreement, Nordion shall comply with all applicable environmental and health and safety laws except where such failure to comply would have no material adverse effect on Nordion's ability to perform hereunder and, except as otherwise set forth in this Agreement, Nordion shall be solely responsible for determining how to carry out these obligations. In addition to the foregoing, at all times Nordion will take all reasonable actions necessary to avoid spills and other safety concerns to persons, and damage to property or the environment resulting from the B1 Antibody, Isotope and the Labelled Drug or any intermediates or raw materials thereof.

        2.3 TESTING AND DOCUMENTATION. Nordion shall certify in writing, to Coulter's reasonable satisfaction, that each Batch of Labelled Drug was produced and tested in compliance with (i) the Specifications, (ii) cGMP requirements,
(iii) the IND or BLA (whichever is applicable) relevant to the Labelled Drug, and (iv) all other applicable regulatory documents, in accordance with procedures agreed between Coulter and Nordion. The tests and analyses provided in the Specifications and the written certification referenced therein may be amended from time to time by mutual written consent of the Parties.

        2.4 SITE OF MANUFACTURE. Nordion shall manufacture Labelled Drug in the Interim Facility until the date upon which the Primary Facility is Qualified for the manufacture of Labelled Drug as provided in the Facilities Agreement. Thereafter, adhering to a program to be mutually agreed by the Parties, Nordion shall transfer manufacture of the Labelled Drug to the Primary Facility.

        2.5 NO SUBCONTRACTING. Under no circumstances will Nordion subcontract out to a third party all or any part of the development, manufacturing or testing of (i) the Labelled Drug, (ii) the Isotope or (iii) the B1 Antibody without the prior written consent of Coulter. Except as set


                                       5.


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
forth in the preceding sentence, Nordion may subcontract out to a third party the development, manufacturing or testing of any materials used in the manufacture of the Labelled Drug provided that (i) Nordion provides Coulter with prior written notice of such subcontracting arrangement and any subsequent changes thereto, (ii) Coulter may audit Nordion's subcontractor qualification criteria and review Nordion's subcontractor audits and (iii) Coulter may direct a replacement of such subcontractor whereupon Coulter shall reimburse Nordion for all reasonable incremental costs associated with such replacement.

                                    ARTICLE 3

                           GENERAL COULTER OBLIGATIONS

        3.1 B1 ANTIBODY AND ISOTOPE SUPPLY. Coulter or, at Coulter's discretion, its designee shall provide B1 Antibody, CD-20 antigen cells and Isotope to Nordion in sufficient quantities and quality to allow Nordion to meet its obligations hereunder, [...***...]. Nordion shall store B1 Antibody and CD-20 antigen cells in accordance with the Specifications. Coulter shall at all times own: (i) the B1 Antibody, (ii) the Isotope, (iii) the Labelled Drug in-process,
(iv) the CD-20 antigen cells and (v) the Labelled Drug at Nordion. Nordion agrees that it will use the Isotope, the CD-20 antigen cells and the B1 Antibody provided by Coulter only for production of Labelled Drug, unless otherwise instructed in writing by Coulter. The Parties expect that Coulter will contract separately with Nordion for the supply of part or all of the amount of Isotope necessary for Nordion's production of Labelled Drug pursuant to this Agreement. However, Coulter shall remain free to contract with third parties for the supply of all or part of the amount of Isotope required for Nordion's production of Labelled Drug pursuant to this Agreement.

        3.2 UNAVAILABILITY OR SCARCITY OF B1 ANTIBODY AND ISOTOPE. It is understood that Coulter's obligation to supply B1 Antibody, CD-20 antigen cells and Isotope to Nordion is conditional upon its ability to obtain a sufficient supply of the B1 Antibody, CD-20 antigen cells and Isotope. Coulter will use reasonable efforts to notify Nordion upon Coulter's knowledge of a shortage of the B1 Antibody, CD-20 antigen cells or Isotope if such shortage will impact the manufacture of the Labelled Drug. Coulter shall not be liable for any delays in the supply of B1 Antibody, CD-20 antigen cells or Isotope under Section 3.1, provided however that any such delays in B1 Antibody, CD-20 antigen cells or Isotope supply will excuse Nordion's performance of actions related to that B1 Antibody, CD-20 antigen cells or Isotope to the extent Nordion's non-performance was caused by the B1 Antibody, CD-20 anitgen cells or Isotope supply delay. In the event of a shortage of B1 Antibody and/or CD-20 antigen cells, Coulter shall supply Nordion with B1 Antibody and/or CD-20 antigen cells in proportion to [...***...] divided by [...***...] (including Nordion) determined during the 90 day period prior to the shortage.

        3.3 PREFERRED SUPPLIER STATUS.

               (a) Until [...***...] in cumulative Radiolabelling Revenues have been received by Nordion during the term of this Agreement, Nordion will be [...***...] supplier of


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[*] Confidential Treatment Requested
radiolabelling services for the B1 Antibody for [...***...] and Coulter will purchase Labelled Drug for sale in the [...***...] from Nordion.

               (b) For each consecutive twelve-month period commencing after [...***...] in cumulative Radiolabelling Revenues have been received by Nordion during the term of this Agreement, Coulter shall be obligated to purchase its [...***...] from Nordion in such twelve-month period as follows:

                      (i) If Coulter's [...***...] in such twelve-month period are less than [...***...], Coulter shall be required to purchase from Nordion [...***...] of its Radiolabelling Services requirements for such twelve-month period.

                      (ii) If Coulter's [...***...] in a given twelve-month period are more than [...***...], Coulter shall be required to purchase from Nordion at least [...***...] of its [...***...], or [...***...] of its
[...***...], whichever is [...***...].

                      (iii) In the event Coulter does not comply with Subsection 3.3(b)(i) or (ii), whichever is applicable, Coulter shall, within thirty (30) days of the end of such twelve-month period, make a [...***...] payment to Nordion for the [...***...] (x) what was due under [...***...] or (ii), as applicable, for such twelve-month period and (y) [...***...] during such twelve-month period in the form of Radiolabelling Revenues, whereupon Coulter shall be deemed to have complied with this Section 3.3(b) for such twelve-month period.

                      (c) Notwithstanding anything in this Section 3.3, (i) Coulter shall have the right to qualify one or more alternative sources for radiolabelling services for the B1 Antibody and Nordion agrees to use commercially reasonable efforts to assist Coulter in that regard, at Coulter's expense; (ii) Coulter shall have the right to use third parties for process development work related to radiolabelling services for the B1 Antibody and any amounts spent by Coulter on such work shall not be included in the calculations set forth in Sections 3.3(a) and 3.3(b); and (iii) in the event that Nordion is unable or unwilling to produce Labelled Drug in accordance with this Agreement, in quantities sufficient to allow Coulter to comply with its obligations under this Section 3.3 or to meet Coulter's commercial demand for the Labelled Drug in the [...***...] (the "Failure to Supply"), then [...***...] of Section 3.3(a) and the minimum purchase terms of Section 3.3(b), as the case may be, shall no longer apply to Coulter with respect to the amounts of Labelled Drug which Nordion is unable to supply for the period of time during which Nordion is unable to supply Coulter with Labelled Drug. Furthermore, in the event of a Failure to Supply at any time after [...***...] in cumulative Radiolabelling Revenues have been received by Nordion hereunder, then the percentages set forth in Section 3.3(b)(i) or the percentages and dollar purchase commitments under
Section 3.3(b)(ii), as the case may be, will be pro rated for the twelve-month period during which the Failure to Supply occurred by multiplying such percentage and dollar purchase commitment amounts, as the case may be, by a fraction, the numerator of which is the number of days in the applicable twelve-month period during which the Failure to Supply did not occur and the denominator of which is 365.


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               (d) Nordion, at its sole expense and through an independent certified public accountant reasonably acceptable to Coulter, shall have the right to access the books and records of Coulter for the sole purpose of verifying whether Coulter is complying with its obligations under this Section
3.3. Such audit shall be conducted upon six (6) weeks prior written notice to Coulter during ordinary business hours and may be conducted only once for each calendar year, commencing no earlier than ninety (90) days following the end of such calendar year and no later than three (3) years following the end of such calendar year. Nordion agrees to keep in strict confidence all information learned in the course of such audit, except when it is necessary to reveal such information in order to enforce its rights under this Agreement. Nordion's right to have such records examined shall survive termination or expiry of this Agreement for a period of two (2) years. In the event that Coulter did not comply with Section 3.3, Coulter shall promptly remit to Nordion any amount Coulter would have owed Nordion had Coulter complied in full with Section 3.3. Nordion shall bear the full cost of such audit unless such audit discloses an underpayment by Coulter during the calendar year in question of more than [...***...] of the amount actually due (provided that such underpayment is at least [...***...] during such year), in which event Coulter shall reimburse Nordion for the costs of such audit.

                                    ARTICLE 4

                                      TERM

        4.1 INITIAL TERM. The term of this Agreement shall commence upon the Effective Date and, unless terminated earlier pursuant to Article 11, or extended pursuant to Section 4.2, shall expire upon the [...***...]
anniversary of the Effective Date (the "Initial Term"). However, notwithstanding the foregoing, if, by [...***...], Commercial Supply has not commenced, Nordion may, upon written notice to Coulter, extend the Agreement for [...***...] for each [...***...] delay of Commercial Supply, or part thereof incurred thereafter by Coulter, for a total maximum of [...***...] ("Adjusted Initial Term"). In the event Nordion is entitled to extend the Initial Term of the Agreement under this
Section 4.1, Nordion shall provide written notice to Coulter of Nordion's intent to extend the Initial Term at least [...***...] prior to the expiry of the Initial Term.

        4.2 EXTENSION OF TERM. The term of this Agreement shall be automatically extended for an additional [...***...] after expiration of the Initial Term, or Adjusted Initial Term, whichever is later, unless, at least [...***...] prior to expiration of the Initial Term or Adjusted Initial Term, whichever is later (the "Notice Date"), either Party notifies, in writing, the other Party it does not desire to extend the term of the Agreement. At least [...***...] prior to the Notice Date, the Parties agree to meet to discuss, in good faith, their intentions with respect to whether to extend the term of this Agreement.

                                    ARTICLE 5

                              ORDERS AND SHIPMENTS


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        5.1 PRODUCTION PLANNING FOR CLINICAL TRIAL SUPPLY. During the first
[...***...] business days of each month, Nordion and Coulter will establish a schedule of Batch runs for Clinical Trial supply for the next [...***...]. In addition, Coulter will provide an estimate of requirements for the [...***...] following the date upon which such schedule is established. This approach to Clinical Trial production planning may be modified as mutually agreed to by the Parties based upon Coulter's experience in conducting Clinical Trials and Nordion's experience in supplying for Clinical Trials. Subject to Section 9.2 and notwithstanding anything else in this Section 5.1, Coulter may cancel any Batch ordered under the schedule required by this Section.

        5.2 PRODUCTION PLANNING FOR COMMERCIAL SUPPLY. During the first [...***...] business days of each month, Nordion and Coulter will establish a schedule of Batch runs and anticipated Batch sizes for Commercial Supply for the next [...***...]. Coulter shall provide Nordion with confirmation of Batch size no later than [...***...] prior to a Scheduled Batch Completion Date as such term is defined in Section 9.2. This approach to production planning may be modified as mutually agreed to by the Parties based upon Coulter's and Nordion's experience in Commercial Supply. Subject to Section 9.2 and notwithstanding anything else in this Section 5.2, Coulter may cancel any Batch ordered under the schedule required by this Section.

        5.3 PRODUCTION PLANNING SCHEDULED MAINTENANCE. Nordion shall be entitled to shutdown the Interim and/or Primary Facility(ies) for scheduled maintenance for a maximum period not to exceed [...***...]. The scheduling of the shutdown shall be mutually agreed by both Parties.

                                    ARTICLE 6

                               SHIPPING AND CLAIMS

        6.1 AUTHORIZATION TO SHIP LABELLED DRUG. Prior to shipment of Labeled Drug Nordion will request, and Coulter will provide (or deny, as appropriate to the circumstances) approval for Nordion to ship each lot of Labelled Drug. Nordion reserves the right to refuse to ship, for human use, any Batch of Labelled Drug which fails to meet Specifications.

        6.2 PERMISSION TO RECEIVE. Coulter will provide Nordion with a list of destinations to which Nordion will be requested to ship Labelled Drug, prior to the first shipment of Labelled Drug to such site(s). Nordion will promptly review each site's license with respect to its ability to receive Isotope such list and advise Coulter of any regulatory requirements for documentation establishing the legal authority of such sites to receive and possess Isotope. Coulter shall promptly provide Nordion with such documentation. No later than [...***...] prior to Nordion's shipment of Labelled Drug to any new site requested by Coulter, Coulter shall provide Nordion with documentation establishing the legal authority of such new site to receive and possess Labelled Drug.

        6.3 DELIVERY; SHIPMENT. The Labelled Drug supplied under this Agreement will be shipped FOB Nordion's facility. Nordion shall make shipping arrangements with the carriers mutually agreed upon by the Parties, such agreement not to be unreasonably withheld, and designated in writing by Coulter from the FOB point. All direct shipping costs reasonably


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incurred shall be borne by Coulter. Nordion will use all reasonable efforts to trace any shipments not delivered as ordered.

        6.4 LATENT DEFECTS. After Coulter provides its approval to ship, if either Party discovers that, for whatever reason, the Labelled Drug is not produced in accordance with the Specifications, does not meet the Specifications or is shipped improperly, then the discovering Party shall promptly communicate with the other Party to determine a mutually agreed course of action. If Coulter determines that the failure to meet the Specifications or improper shipment results from an act, failure to act, or other fault of Nordion or any agent of Nordion, whether or not deliberate or willful, then Nordion will promptly fully reimburse Coulter for actual, direct damages sustained as a result of the failure(s) of the affected Batch(es) or part or parts thereof, as appropriate. Such costs shall include the following: [...***...]. In the event that Nordion disputes Coulter's determination that the fault is due to Nordion and/or to its agent, the Parties will select a mutually agreeable outside consulting firm which will be instructed to review the applicable information and data and to confirm or dissent from Coulter's determination. If the consulting firm confirms Coulter's determination, Nordion will have the obligations set forth above in this Section 6.4 and Nordion will pay the fees of such consulting firm. If the consulting firm dissents from Coulter's determination, Nordion will not have the obligations set forth above in this Section 6.4 with respect to the disputed Batch, or portion thereof, of Labelled Drug and Coulter will pay the fees of such consulting firm.

                                    ARTICLE 7

                              PERFORMANCE STANDARDS

        Among Nordion's obligations under this Agreement, Nordion has agreed:
(i) to maintain Batch Capacity to produce, upon the request of Coulter, [...***...] Batch per week of [...***...]; (ii) upon [...***...] written notice from Coulter, to maintain Batch Capacity to produce, upon the request of Coulter, [...***...] per week of [...***...]; (iii) to produce Labelled Drug and ship such Labelled Drug as directed by Coulter in an accurate and timely manner;
(iv) to maintain appropriate documentation of all production and shipping activities under this Agreement, (v) to use all reasonable commercial efforts to trace shipments not delivered as ordered, (vi) to comply with all regulatory requirements, including, but not limited to, cGMP and (vii) to comply on a timely basis with all requests from any governmental entity regarding inspections and other activities associated with obtaining and maintaining registration of the Labelled Drug (collectively, the "Performance Standards") and the manufacturing site. In the event that, for whatever reason other than Force Majeure or other delays caused solely by an act or failure to act by Coulter, Nordion fails to meet one or more of the Performance Standards or determines that it will not be able to meet one or more of the Performance Standards, Nordion and Coulter shall immediately meet to discuss the matter in good faith. At such meeting, Nordion shall provide Coulter with its best estimate as to when it will be able to meet all the Performance Standards. Unless Nordion is able to provide Coulter with reasonable assurances that all Performance Standards will be met [...***...] of the date of such meeting, then
(i) during the period of time in which Nordion estimates it will be unable to meet the Performance Standards and during any period when Nordion is unable to actually meet such Performance Standards and (ii) for


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[...***...] thereafter, Coulter's obligations as set forth in Section 3.3(a) (if applicable at the time) will be suspended and Coulter's obligations as set forth in Section 3.3(b) (if applicable at the time) will be reduced on the same pro rata basis as is set forth in Section 3.3(c).

                                    ARTICLE 8

                               REGULATORY MATTERS

        8.1 INFORMATION REGARDING REGULATORY APPROVALS. Upon Nordion's reasonable request, Coulter shall provide updates to Nordion of (i) the progress of clinical development of the Labelled Drug and (ii) the fact of any IND or BLA submissions to the FDA relating to the Labelled Drug and (iii) copies of the applicable sections of any regulatory filings which reference Nordion or Nordion activities. In addition, Coulter shall promptly advise Nordion, at Nordion's request, in matters pertaining to U.S. regulatory requirements relating to Nordion's activities hereunder. Coulter shall also provide to Nordion reasonable advance notice of any regulatory submission containing information or data provided by Nordion to Coulter, which Coulter intends and is permitted to disclose to regulatory agencies under this Agreement. Nordion shall also provide to Coulter reasonable advance notice of any regulatory submission containing information or data provided by Coulter to Nordion which Nordion intends and is permitted to disclose to regulatory agencies under this Agreement.

        8.2 COULTER LICENSES, REGISTRATIONS, LISTINGS, AUTHORIZATIONS AND APPROVALS.

               (a) COULTER RESPONSIBILITIES. Coulter or its designee shall be responsible for obtaining and maintaining such drug licenses, registrations, listings, authorizations and approvals as the FDA or any other applicable governmental entity may require to enable use of Labelled Drug in Clinical Trials and marketing of Labelled Drug wherever such activities will occur. Nordion shall take all reasonable actions necessary to assist Coulter in obtaining and maintaining all licenses, registrations, listings, authorizations and approvals of any governmental entities necessary for the use of Labelled Drug in Clinical Trials and marketing of Labelled Drug wherever such activities will occur. Coulter and/or its designee shall serve as the point of contact with the FDA and any other applicable governmental entity concerning licenses, registration, authorizations or approvals required to use the Labelled Drug in Clinical Trials or market the Labelled Drug, but may, as appropriate, request Nordion's assistance with FDA and/or other applicable governmental entity communications.

               (b) NORDION PRODUCT APPROVAL EFFORTS. Nordion shall use its best efforts, at [...***...] expense, to update its (131)I bulk chemical or facility description Drug Master File ("DMF") with the FDA, as may be required for the chemistry, manufacture, and control ("CMC") section for the IND or BLA for the Labelled Drug, or corresponding portions of any submission for a license, registration, authorization, or approval required by other applicable governmental entities in Canada for Clinical Trials or for marketing the Labelled Drug ("Canadian DMF"). Nordion hereby grants to Coulter a right of reference to such DMF and Canadian DMF. Upon Coulter's request, Nordion shall provide for Coulter:


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                      (i) a letter of access to the DMF and the Canadian DMF
allowing regulatory review of the DMF and the Canadian DMF by the FDA in conjunction with Coulter's Labelled Drug regulatory submission, and

                      (ii) any information related to the Process required for CMC purposes or for comparable purposes in Canada. In the event that Nordion is contacted by the FDA regarding the DMF or Canadian DMF, Nordion shall promptly provide Coulter with notice of such contact and provide written confirmation to Coulter within [...***...] that Nordion received inquiries from the FDA and shall advise Coulter of the estimated time of response. Nordion shall respond promptly to any and all such FDA inquiries.

        8.3 NORDION LICENSES, REGISTRATIONS, AUTHORIZATIONS AND APPROVALS. Nordion shall be responsible for obtaining and maintaining all necessary licenses, registrations, authorizations, and approvals other than those required to market the Labelled Drug or use it in Clinical Trials which are necessary to develop, manufacture, handle, store, label, package, transport and ship Labelled Drug under cGMP conditions and other regulatory requirements including, but not limited to, the use and handling of radioactive materials. Except with respect to correspondence relating directly to the DMF or Canadian DMF, Nordion shall provide Coulter with copies of any correspondence sent from Nordion to governmental entities relating to Labelled Drug at the time such correspondence is sent by Nordion, purged of Nordion proprietary and/or confidential information and trade secrets. Nordion shall provide Coulter with copies of any comments, responses, notices or other correspondence received by Nordion from any governmental entity relating to Labelled Drug within [...***...] of receipt of such correspondence by Nordion purged of any Nordion proprietary information and/or trade secrets.

        8.4 GOVERNMENT INSPECTIONS, COMPLIANCE REVIEWS AND INQUIRIES.

               (a) Upon the request of any governmental entity or any third party entity authorized by a governmental entity, such entity shall have access to observe and inspect Nordion's facilities and procedures used for the storage of B1 Antibody and the manufacture, testing, storage or shipment of Labelled Drug, including process development and manufacturing operations, and to audit such facilities for compliance with cGMP and/or other applicable regulatory standards. To the extent that it has advance notice, Nordion shall give Coulter prompt notice of any upcoming inspections or audits by a governmental entity (or a third party authorized by a governmental entity) of the above-mentioned facilities or procedures and shall provide Coulter an opportunity to have a representative of Coulter on-site, but not in attendance with officials during such inspection or audit. During the FDA's pre-approval inspection, Coulter shall have a representative in attendance as an observer. In all events, Nordion shall provide Coulter with (i) a verbal summary of such inspection or audit at the end of each day in which inspection activity occurs and (ii) a written report promptly thereafter.

               (b) Nordion also agrees to notify Coulter within [...***...] of any written or oral inquiries, notifications, or inspection activity by any governmental entity (or any third party authorized by a governmental entity) on matters which could adversely affect, whether directly or indirectly, Nordion's ability to perform under this Agreement. Nordion shall provide a


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reasonable description to Coulter of any such governmental inquiries, notifications or inspections promptly (but in no event later than [...***...]) after such visit or inquiry. Nordion shall furnish to Coulter (i) within [...***...] after receipt, a summary of any report or correspondence issued by the governmental entity (or a third party authorized by a governmental entity) in connection with such visit or inquiry, including but not limited to, any FDA Form 483 (List of Inspectional Observations) or warning letter and (ii) not later than [...***...] after the time it provides such to a governmental entity, summaries of any and all proposed responses or explanations relating to items set forth above (each, a "Proposed Response"), in each case purged only of trade secrets or other confidential or proprietary information of Nordion. After the filing of a response with the appropriate governmental entity, Nordion will notify Coulter of any further oral and/or written contacts with a governmental entity (or a third party authorized by a governmental entity) relating to Nordion's production of the Labelled Drug.

               (c) Nordion shall notify Coulter of any other production issues or other information of which Nordion becomes aware which may affect the regulatory status of the Labelled Drug or the ability of Nordion to supply Labelled Drug in accordance with Coulter's needs.

               (d) Nordion agrees to promptly rectify or resolve any deficiencies noted by a governmental entity (or a third party authorized by a governmental entity) in a report or correspondence issued to Nordion, provided such deficiency is not related to any new or amended regulatory requirement as described in Section 8.13, in which case Section 8.13 would apply instead.

        8.5 NORDION FACILITIES AND RECORDS.

               (a) Coulter shall have reasonable access to Nordion's Interim and Primary Facilities and related procedures:

                      (i) at least [...***...], for the purpose of observing process development relating to the Labelled Drug, and

                      (ii) [...***...], for the purpose of auditing such facilities for compliance with Specifications, cGMP and other applicable regulatory requirements and standards relating to the Labelled Drug.

               (b) Employees of Coulter who visit Nordion's facilities shall at all times comply with Nordion's rules and regulations.

        8.6 RECORDS AND REPORTS. Nordion shall maintain all records necessary to evidence compliance with (i) all applicable laws, regulations and other requirements of applicable governmental entities in the United States and Canada relating to the manufacture of the Labelled Drug; (ii) relevant sections of the IND or BLA (whichever is applicable) relevant to the Labelled Drug, and corresponding licenses, registrations, authorizations or approvals for foreign jurisdiction(s) as advised by Coulter and agreed between the Parties; and (iii) the Specifications. Nordion shall also maintain records with respect to its obligations and performance under this


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Agreement. All such records shall be maintained at Nordion for at least that amount of time as required by law, regulation or cGMP. Prior to destruction of any record after such time, Nordion shall give written notice to Coulter upon which Coulter shall have the right to request that Nordion maintain such records in an off-site storage facility for such longer period as Coulter requests, provided that Coulter pays all reasonable costs associated with such off-site storage. Upon Coulter's prior written request and at Coulter's sole expense, Nordion agrees to provide Coulter with access to such records which are stored at an off-site facility. Coulter will also receive monthly activity reports accompanying Nordion's monthly invoices. Upon request from Coulter, Nordion agrees to provide reports on production activity, yields, assay results, and deviations from any procedure or process which impinges on Labelled Drug all according to formats requested by Coulter, as developed initially and as modified over time, at compensation to be determined.

        8.7 QUALITY CONTROL PROGRAM; ADDITIONAL TESTING PROGRAMS. Nordion shall maintain a quality control program consistent with cGMP, as required by the FDA and/or any other governmental entity in the United States and Canada, with respect to Nordion's manufacture of Labelled Drugs hereunder. In addition, Nordion will perform such additional testing programs, and provide Coulter with documentation arising from such testing programs, as may be specified in the Specifications.

        8.8 RETENTION OF SAMPLES. Subject to agreement between the Parties, Nordion shall retain such quantities of Labelled Drug from each Batch as Coulter shall reasonably request. Retained samples shall be maintained in a suitable storage facility (under conditions set forth in the Specifications) for such time as Coulter may reasonably require. All such samples shall be available for inspection and testing by Coulter at reasonable times and upon reasonable notice.

        8.9 SAFETY AND HANDLING INFORMATION. Each Party will provide the other Party with periodic reports of any information such Party has regarding the safe handling and processing of Labelled Drug.

        8.10 COMPLAINTS AND ADVERSE REACTIONS. Nordion shall, within [...***...], advise Coulter of any complaints that materially affect the Labelled Drug adverse reaction reports, safety issues or toxicity issues relating to the Labelled Drug of which it becomes aware, regardless of the origin of such information. Nordion shall provide a summary to Coulter of any other complaints at least [...***...]. Coulter's obligation to notify Nordion promptly of such complaints shall extend only to those complaints which may have a relevance to the manufacturing activities conducted by Nordion and shall not extend to complaints or adverse reactions due to inherent Labelled Drug characteristics or to those arising from the activities of third parties unrelated to Nordion. Nordion agrees to cooperate with Coulter and any governmental entity in evaluating any complaint, claim, or adverse reaction report related to the manufacture of the Labelled Drug.

        8.11 RECALLS. Coulter shall notify Nordion promptly if the Labelled Drug is the subject of a recall, market withdrawal or correction (a "Recall"), and Coulter and/or its designee shall have sole responsibility for the handling and disposition of such Recall. Coulter and/or its


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designee shall bear the costs of all Recalls of Labelled Drug unless such Recall shall have been solely the result of Nordion's breach of any of the warranties set forth in Section 13.2 hereof, or any latent defects for which Nordion is responsible under Section 6.4, in which case Nordion will promptly fully reimburse Coulter for actual, direct costs sustained as a result of the Recall. Such costs shall include the following: [...***...]. In the event that Nordion disputes Coulter's determination that the fault is due to Nordion and/or to its agent, the Parties will select a mutually agreeable outside consulting firm which will be instructed to review the applicable information and data and to confirm or dissent from Coulter's determination. If the consulting firm confirms Coulter's determination, Nordion will pay the fees of such consulting firm. If the consulting firm dissents from Coulter's determination, Nordion will not have the obligations set forth above in this Section 8.11 with respect to the Recall and Coulter will pay the fees of such consulting firm. Coulter and/or its designee shall maintain records of all sales of Labelled Drug and customers sufficient to adequately administer a Recall, market withdrawal or correction for a period of [...***...] after termination or expiration of this Agreement. Except as required by law, Coulter and/or its designee shall serve as the sole point of contact with the FDA or other applicable governmental entity concerning any Recalls, market withdrawals or corrections with respect to the Labelled
Drug. In the event that Nordion is required to communicate with the FDA with respect to Recall of the Labelled Drug, Nordion shall within one business day notify Coulter of such communication.

        8.12 APPROVAL FOR MANUFACTURING CHANGES. Nordion agrees that no changes will be made to any materials, Specifications, equipment or methods of production or testing of any Labelled Drug, without Coulter's prior written approval, not to be unreasonably withheld. Subsequent to such approval of Coulter, Nordion may then make such approved changes in manufacturing procedures, so long as, in any event, (i) such changes are permitted by applicable government regulations and the terms of any licenses, registrations, authorizations, or approvals previously granted by the applicable governmental entity in the United States or Canada with respect to such Labelled Drug and
(ii) Coulter receives copies of all documentation relating to such approved changes. If the changes require the additional license, registration, authorization, or approval of any applicable governmental entity in the United States or Canada, Nordion may not implement the changes until it receives written notice from Coulter that the governmental entity in the United States or Canada has authorized or approved the change. Nordion shall cooperate fully with Coulter in preparing, and will provide all necessary data and information for, a submission requesting authorization or approval of a change in materials, specifications, equipment or methods of production or testing of the Labelled Drug.

        8.13 NEW REGULATORY REQUIREMENTS. Each Party shall promptly notify the other of new or amended regulatory requirements of which it becomes aware which are relevant to the manufacture of Labelled Drug under this Agreement and which are required by the FDA, other applicable governmental entity in the United States or Canada, or other applicable laws or governmental regulations and shall confer with each other with respect to the best means to comply with such requirements.


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                                    ARTICLE 9

                                    PAYMENTS

        9.1 PURCHASE PRICE.

               (a) GENERAL. [...***...], Nordion will provide Coulter with an invoice for the Purchase Price (as defined in subsections (b) and (c) of this Section 9.1) for each Batch of the Labelled Drug shipped to Coulter or Coulter's designees and not previously invoiced. Such invoices will be due and payable within thirty (30) days of receipt by Coulter. All amounts due to Nordion pursuant to this Agreement shall be payable in U.S. dollars.

               (b) PURCHASE PRICE FOR CLINICAL TRIAL SUPPLY. The purchase price for each Batch of the Labelled Drug that is produced by Nordion upon request of Coulter and that meets Specifications for use in Clinical Trials shall be equal to [...***...].

               (c) PURCHASE PRICE FOR COMMERCIAL SUPPLY. For each Batch of Labelled Drug produced by Nordion upon request of Coulter and that meets Specifications for Commercial Supply, the purchase price shall be that amount set forth on Exhibit 9.1 (as adjusted pursuant to the terms of this Agreement) or such other price as is set forth and accepted on the purchase order for a specified Batch. In addition, Coulter shall pay to Nordion a Facilities Engineering Fee as set forth in Exhibit 9.1.

               (d) CURRENCY ADJUSTMENT. (i) The price related to Batches and the incremental price of additional vials of Labelled Drug to be supplied, Facilities Engineering Fee, Readiness Payments and Cancellation Fees may be currency exchange adjusted by Nordion on January 1 of each year, starting [...***...] if the CRE is lower than the BRE by more than [...***...]. The applicable currency exchange adjusted $US Price shall be that amount by which the CRE is lower than the BRE in excess of [...***...] and shall be calculated as follows:

                      Price ($US) X [...***...] = Exchange Adjusted $US price

               (ii) The price related to Batches and incremental price for additional vials of Labelled Drug to be supplied, Facilities Engineering Fee, Readiness Payments and Cancellation Fees may be currency adjusted by Nordion upon the request of Coulter on January 1 of each year, starting [...***...]. The applicable currency exchange adjusted $US Price shall be that amount by which the CRE is higher than the BRE in excess of [...***...] and shall be calculated as follows:

                      Price ($US) X [...***...] = Exchange Adjusted $US price

               (iii) Nordion or Coulter as the case may be shall, on or before November 15th prior to any given year in which currency adjustment is applicable, provide the other with written notice of any currency exchange adjustment applicable for the following year commencing January 1.


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               (e) The Batch incremental price for additional vials for Clinical
Trials and Commercial Supply, Cancellation Fees, Readiness Payments and Facility Engineering Fees set out in this Agreement shall be subject to increase [...***...] in accordance with the increase in the [...***...] for the twelve
(12) months period commencing three (3) months prior to the anniversary of each consecutive twelve (12) month period during the term of this Agreement; provided however that any price increase shall not exceed [...***...] of the then current price or fee. If the increase in the [...***...] is greater than [...***...] in a given twelve (12) month period, Nordion may add the difference between [...***...] and the actual percent increase to the amount of any percent increase in the following twelve (12) month period, subject to the [...***...] described in this section. For purposes of clarity, the first escalation, if any, should occur on January 1, 2000.

        9.2 CANCELLATION FEES AND READINESS PAYMENTS. Each date on which Nordion is scheduled to complete production of a new Batch pursuant to Coulter's orders under this Agreement shall be deemed to be a "Scheduled Batch Completion Date." Each date on which Nordion actually completes production of a new Batch pursuant to Coulter's orders under this Agreement shall be deemed to be a "Batch Completion Date." At any point in time under this Agreement, the most recent date upon which Nordion has completed production of a new Batch pursuant to Coulter's orders under this Agreement shall be deemed to be the "Last Batch Completion Date. Subject to any additional payments set forth in this Section 9.2, Coulter may cancel a scheduled Batch at any time prior to the Scheduled Batch Completion Date for such Batch run.

               (a) In the event that Coulter cancels a scheduled Batch run [...***...] prior to the Scheduled Batch Completion Date for such run and such Batch was to be used in Clinical Trials or for Commercial Supply, Coulter shall pay Nordion a [...***...] cancellation fee ("Cancellation Fee") for each canceled or for Commercial Supply Batch. Such fee shall be Nordion's sole remedy in the event of such cancellation.

               (b) Until such time as Commercial Supply has commenced, if, during a [...***...] period commencing on the Last Batch Completion Date, Nordion has not produced any Labelled Drug due to a failure by Coulter to place an order for Labelled Drug with a Scheduled Completion Date which occurs during such [...***...] period, Coulter shall pay Nordion [...***...] for each consecutive full [...***...] period commencing after the Last Batch Completion Date, until such time as the next Batch Completion Date occurs. Each such payment shall be deemed a "Readiness Payment". For the avoidance of doubt, this
Section 9.2(b) shall no longer apply after commencement of Commercial Supply.

               (c) This Section 9.2(c) shall only apply if the following conditions are met (i) Nordion has established the Batch Capacity to produce [...***...] pursuant to Section 2.1(c); and (ii) Nordion has not reduced its Batch Capacity to [...***...] per week pursuant to Section 2.1(d). If the foregoing conditions are met at any time, and if Coulter has not purchased at least [...***...] Batches of Labelled Drug for delivery in each [...***...] period (a "Triggering Event"), Coulter shall pay Nordion [...***...] for each week during such [...***...] period in which Coulter purchased one Batch or less. Each payment made under this Section 9.2(c) shall


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be deemed a "Readiness Payment". This provision shall not apply during scheduled maintenance which has been agreed by both Parties.

For purposes of this Section 9.2 only, if Coulter places an order and subsequently cancels such order, Coulter will not be deemed to have "placed an order". In the event any Cancellation Fee(s) are incurred hereunder during a period of time in which any Readiness Payment(s) are incurred hereunder, the payment of the Cancellation Fee(s) for such period of time shall be independent of any obligations of Coulter to pay Readiness Payments during such period of time. Readiness Payments and Cancellation Fees shall not be deemed to be Radiolabelling Revenues or North American Market Requirements.

        9.3 RECORDS. Nordion shall keep accurate books and accounts of record in connection with the manufacture by it of the Labelled Drug in sufficient detail to permit accurate determination of all figures necessary for verification of all compensation required to be paid pursuant to Section 9.1. Nordion shall maintain such records for a period of three (3) years after the end of the year in which they were generated.

                                   ARTICLE 10

                        LICENSES, PATENTS AND TECHNOLOGY

        10.1 LICENSE. Coulter hereby grants Nordion [...***...] license during the term of this Agreement to use the data, information and technology provided by Coulter to Nordion which relates to B1 Antibody radiolabelling, for the limited purpose of assisting Nordion in carrying out its obligations under this Agreement.

        10.2 OWNERSHIP OF WORK PERFORMED.

               (a) For purposes of this section, "Background Technology" shall mean all Nordion proprietary technology, including patents, know-how, techniques, methods, processes and trade secrets which Nordion owns or which is licensed to Nordion by a party other than Coulter and which is in existence in the form of a writing, prototype or can otherwise be demonstrated to be the property of Nordion, prior to the effective date of the Development Agreement. The Background Technology shall remain the sole property of Nordion.

               (b) Nordion agrees and Coulter acknowledges, that any and all ideas, improvements, inventions and works of authorship conceived, written, created or first reduced to practice in the performance of this Agreement, except to the extent that it relates to or embodies the Background Technology or improvements to the Background Technology, shall be the sole and exclusive property of Coulter. Except as set forth in this Section 10.2, Coulter is and shall be vested with all right, title and interest, including patent, copyright and trade secret rights, in such ideas, improvements, inventions and works of authorship. Nordion hereby assigns to Coulter all right, title and interest in and to any and all such ideas, improvements, inventions and works of authorship.


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               (c) Coulter hereby grants to Nordion [...***...] license to exploit all ideas, improvements, inventions and works of authorship assigned to or vested in Coulter as described in Sections 10.2(b) or 10.2(c) for any application, except the manufacture of any pharmaceutical for the treatment of hematological malignancy.

        10.3 COULTER PROPRIETARY INFORMATION. All data, information, or technology supplied to Nordion by Coulter to assist Nordion in carrying out its obligations hereunder shall remain the property of Coulter and shall be returned by Nordion to Coulter upon termination of this Agreement.

        10.4 PATENT APPLICATIONS.

               (a) Nordion shall execute all papers, including patent applications, invention assignments and copyright assignments, and otherwise shall assist Coulter as reasonably required to perfect in Coulter the rights, title and other interests in Nordion's work product expressly granted to Coulter under this Agreement. Reasonable costs related to such assistance, if required, shall be paid by Coulter.

               (b) Notwithstanding any other provision of this Agreement, in the event that Nordion requests in writing that Coulter file, maintain and prosecute a patent application pertaining to rights granted to Nordion pursuant to Section 10.2(c) hereof, then Coulter shall have thirty (30) days to inform Nordion whether or not such application will be made. In the event that Coulter fails to inform Nordion of its intent to proceed with the requested patent application within such thirty (30) day period, then Nordion shall have the sole right to proceed with the filing, prosecution and maintenance of such patent application, at its sole expense. Any patent resulting therefrom shall be the sole property of Nordion, subject only to Coulter's [...***...] right to use and sublicense the use of such patent in connection with products based on the (131)I-labelled B1 Antibody. Coulter shall execute all papers, including patent applications and invention assignments, and otherwise shall assist Nordion as reasonably required to perfect in Nordion the patent rights described in this Section 10.4(b).

                                   ARTICLE 11

                                   TERMINATION

        11.1 TERMINATION FOR BREACH. This Agreement may be terminated by either Party in the event of the material breach by the other Party of the terms and conditions hereof; provided, however, the other Party shall first give to the breaching Party written notice of the proposed termination of this Agreement (a "Breach Notice"), specifying the grounds therefor. An "event of material breach" by Nordion shall include, but not be limited to, a failure by Nordion to meet the Performance Standards as set forth in Article 7 of this Agreement. Upon receipt of the Breach Notice, the breaching Party shall have [...***...] with respect to a failure by Coulter to pay any amounts hereunder when due, other than with respect to amounts which Coulter, in good faith, disputes are due to Nordion) to respond by curing such breach within such cure period. If the breaching Party does not cure such breach, the other Party may terminate this Agreement.


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Subject to Section 16.4, termination of this Agreement and the Facilities
Agreement pursuant to this section shall not affect any other rights or remedies which may be available to the non-breaching Party.

        11.2 REMEDIES UPON TERMINATION OF THE FACILITIES AGREEMENT AND THIS AGREEMENT BY NORDION. If Nordion terminates the Facilities Agreement and the Supply Agreement for any reason permitted by Section 6.1, 6.3 or 11.4 of the Facilities Agreement or Section 11.1, 11.7 or 16.5 of this Agreement, Nordion shall (i) retain all amounts paid by Coulter to Nordion prior to such termination, (ii) except for [...***...], return all assets which are owned by Coulter and in Nordion's possession and for which Coulter has paid all amounts due to Nordion pursuant to the Facilities Agreement (iii) be entitled to reimbursement from Coulter for the [...***...], and (iv) terminate all activities under this Agreement and the Facilities Agreement expeditiously so as to minimize costs incurred by Coulter therefor. In addition to any amounts otherwise due, Coulter shall further reimburse Nordion for all costs incurred but not invoiced prior to the effective date of any such termination by Nordion, including uncancellable third party contracts entered into pursuant to Nordion's performance under the Facilities Agreement or this Agreement. In addition, Coulter will [...***...], whereupon Coulter shall have no further obligations under [...***...] of the Facilities Agreement. In addition to the foregoing, if Nordion terminates the Facilities Agreement and this Agreement under Section 6.1 and 6.5 of the Facilities Agreement or if Nordion terminates the Facilities Agreement and this Agreement under Section 11.1 and 11.10 of this Agreement, Coulter shall pay to Nordion, in addition to any amounts otherwise due, within thirty (30) days of termination, an amount equal to [...***...] multiplied by a fraction, the numerator of which is the difference between sixty (60) and the number of complete calendar months between commencement of Commercial Supply and the date of breach, and the denominator of which is sixty (60); provided, however, in no event shall such fraction be greater than 1.0. Such payment shall be in recognition of the fact that Nordion performed work under the Facilities Agreement on [...***...] prior to Coulter's breach, and shall fully compensate Nordion for such work. In addition to any amounts otherwise due, Coulter shall further reimburse Nordion for the reasonable cost of all materials purchased by Nordion for purposes of its manufacturing obligations hereunder, provided that, at Coulter's option and expense, Nordion either ships such materials to Coulter or destroys such materials. If the basis for termination by Nordion pursuant to
Section 11.1 and 11.10 is a solely as a result of failure to pay by Coulter under this Agreement or the Facilities Agreement, this Section 11.2 contains the [...***...] remedies available to Nordion hereunder upon such termination.

        11.3 REMEDIES UPON TERMINATION OF THE FACILITIES AGREEMENT AND THIS AGREEMENT BY COULTER. If Coulter terminates the Facilities Agreement and the Supply Agreement for any reason permitted by Section 6.1 or 6.3 of the Facilities Agreement or Section 11.1 or 11.7 of this Agreement:

               (a) within thirty (30) days of such termination, Nordion shall deliver to Coulter all Moveable Equipment in its then current condition, subject to any regulatory requirements to the contrary, at Nordion's expense; and


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               (b) during the six (6) months following termination, if requested by Coulter Nordion shall provide at least 80 peson-hours of the time of Nordion employees, at no cost to Coulter, to assist Coulter in establishing a third party facility for radiolabelling of B1 Antibody; and

               (c) within thirty (30) days of such termination, Nordion shall, at Nordion's expense, transfer to Coulter all remaining B1 Antibody and data, documentation and other information directly relating to the Process subject to any regulatory requirement to the contrary; and

               (d) Nordion shall immediately deliver to Coulter [...***...]; provided, however, that Coulter shall [...***...]. Upon receipt of such [...***...], Coulter will [...***...] , whereupon Coulter shall have no further obligations under [...***...] of the Facilities Agreement. In the event that Nordion fails to deliver the [...***...] under this Section 11.3(d), then, notwithstanding Section 16.4 of this Agreement and Section 11.3 of the Facilities Agreement, Nordion shall be liable to Coulter for [...***...], including, but not limited to, [...***...]; and

               (e) immediately upon such termination, all licenses granted to Nordion under the Development Agreement, the Facilities Agreement and this Agreement shall revert back to Coulter; provided, however, the licenses granted by Coulter to Nordion pursuant to Section 10.2(c) of this Agreement, Section 5.2(c) of the Facility Agreement and Section 7(d) of the Development Agreement shall survive termination or expiration; and

                      (f) Nordion shall refund (i) all amounts [...***...], plus
(ii) all amounts [...***...], provided, however, in no event shall [...***...]. The parties will first update Exhibit 11.3 for [...***...] and [...***...] thereafter for [...***...], if applicable. For purposes of updating Exhibit 11.3, Nordion will provide the draft exhibit and the parties will mutually agree. The parties wish to establish the general premise upon which the parties will mutually determine amounts payable by Nordion (if any) as described in this
Section 11.3(f) with respect to updating Exhibit 11.3. Such determination will include any actual amounts paid [...***...], for which [...***...]. More specifically, and for the purpose of updating Exhibit 11.3, any update thereof shall not include: (A) amounts paid by [...***...] and for which [...***...] has [...***...] (i) received [...***...], or (ii) could receive [...***...] having regard to the [...***...]; (B) amounts paid by [...***...] to be added from time to time to [...***...], provided, [...***...]; (C) amounts paid by [...***...]


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[*] Confidential Treatment Requested

[...***...], such [...***...] to be used in the [...***...]; and (D) the amount determined based on the amounts paid by [...***...] multiplied by a fraction the numerator of which is [...***...] and the denominator of [...***...] provided in no event shall the value of such fraction be greater than 1.0. In the event that only the amount payable is in dispute under this Section 11.3(f), the parties will select a mutually agreed external auditor who will be instructed to audit the appropriate accounting records in order to determine the amounts payable. Determination by such auditor of the amount payable will be binding on the parties. The cost of such auditor shall be equally borne by each party; and

               (g) Nordion will, to the extent it is able to do so, continue to supply Labelled Drug as may be requested by Coulter, at the prices set forth herein until the earlier of (i) [...***...] from the date of such termination or
(ii) the date upon which Coulter has established an alternative source of radiolabelling services which source is capable of performing at levels satisfactory to Coulter and has received all requisite regulatory and legal approvals to perform such radiolabelling services.

        11.4 ADDITIONAL REMEDIES UPON TERMINATION OF THE FACILITIES AGREEMENT AND THIS AGREEMENT BY COULTER.

               (a) If Coulter terminates this Agreement and the Facilities Agreement under Section 11.1 or 11.7 of this Agreement or Section 6.1 or 6.3 of the Facilities Agreement, then, no later than [...***...] days following the date of such termination, Nordion shall submit to Coulter a commercially reasonable plan to transition manufacture of radiolabelled B1 Antibody to either another Nordion facility or to a third party manufacturer (the "Transition Plan"). Promptly after Coulter's receipt of the Transition Plan, the Parties shall meet to discuss in good faith the Transition Plan and any alternative transition plans which either Party may propose. Coulter will be responsible for implementation of the Transition Plan. [...***...] be responsible for capital expenditures or expenses relating to the implementation of the Transition Plan. Nordion's expenses [...***...] will be borne by Nordion.

               (b) In the event Nordion fails to offer a commercially reasonable Transition Plan to Coulter as required by the first sentence of Section 11.4(a), then within sixty (60) days after termination of this Agreement, as [...***...], Nordion shall pay to Coulter [...***...].

               (c) In the event Nordion offers a commercially reasonable Transition Plan to Coulter as required by the first sentence of Section 11.4(a), the foregoing Section 11.4(b) shall not apply, regardless of whether Coulter accepts or rejects such Transition Plan.

        11.5 ELECTION BY COULTER IN THE EVENT PRIMARY FACILITY WILL NOT BE USED FOR LABELLED DRUG.


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
               (a) If Coulter elects not to pursue regulatory approval of Labelled Drug for use in treatment of non-Hodgkin's lymphoma, or (ii) if Coulter is unable to obtain such regulatory approval for Labelled Drug in the United States by [...***...], or (iii) if Coulter elects to discontinue commercialization of Labelled Drug in the United States, the Parties will meet within [...***...] of such event. At such meeting, Coulter may make a proposal to Nordion for the use of the Primary Facility (including the Hot Cells and the Moveable Equipment) for the radiolabelling of an alternative drug being developed or commercialized by Coulter or a third party designated by Coulter, provided that such radiolabelling is reasonably expected to commence no later than the one (1) year anniversary of such meeting date. Nordion shall consider such proposal in good faith and the Parties shall discuss in good faith an amendment to this Agreement to accommodate such alternative use, it being understood that Nordion shall have no obligation to do business with or rely on the performance of a third party designated by Coulter to which Nordion has an objection. In the event Coulter does not put forward such a proposal at such meeting or the Parties are unable to agree on an amendment to this Agreement as set forth in the preceding sentence within thirty days of the meeting, Coulter or Nordion may terminate this Agreement and Nordion may find an alternative use for the Primary Facility.

               (b) In the event that Coulter or Nordion terminates this Agreement under Section 11.5(a) or Article 14, Nordion shall return to Coulter:
(i) the Moveable Equipment in its then current state; (ii) all remaining B1 Antibody; and (iii) all data, documentation and other information directly relating to the Process, as reasonably requested by Coulter. In addition, in the event that Coulter or Nordion terminates this Agreement under Section 11.5(a), Coulter promptly will [...***...], whereupon Coulter shall have no further obligation to Nordion under [...***...] of the Facilities Agreement.

               (c) In addition, in the event that Coulter or Nordion terminates this Agreement under Section 11.5(a) because (i) Coulter elects not to pursue regulatory approval of Labelled Drug for use in treatment of non-Hodgkin's lymphoma, or (ii) Coulter is unable to obtain such regulatory approval for Labelled Drug in the United States by [...***...], or (iii) Coulter elects to discontinue commercialization of Labelled Drug in the United States, Coulter will pay Nordion [...***...] within thirty (30) days of such termination, in recognition of the fact that Nordion performed work on a [...***...] prior to such termination. In addition, in the event that Coulter or Nordion terminates this Agreement under Section 11.5(a)(iii), Coulter will pay Nordion an amount equal to [...***...] prorated in accordance with Section 11.2. In no event will Coulter be required to pay Nordion both the [...***...] set forth in this section and the [...***...].

        11.6 RELATED NORDION ACTIVITIES. In the event Nordion or an Affiliate of Nordion (a) is conducting clinical trials for a drug for the treatment of hematological malignancies or (b) has filed for or has received regulatory approval anywhere in the world to market a drug for the treatment of hematological malignancies, Nordion shall immediately notify Coulter of such event. Immediately after such notification, Coulter's obligations under Section
3.3 of this Agreement shall terminate. This Section 11.6 shall not apply if Nordion or an Affiliate of Nordion is only acting as a supplier to a third party engaged in the development or marketing of a drug for treatment of hematological malignancies.

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        11.7 BANKRUPTCY; INSOLVENCY. Either Party may terminate this Agreement upon the occurrence of either of the following:

               (a) The other Party is subject to the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of such Party in an involuntary case under the Federal Bankruptcy Code in the United States or the Bankruptcy and Insolvency Act in Canada, as now constituted or hereafter amended, or any other applicable national, federal or state insolvency or other similar law and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days; or

               (b) The filing by the other Party of a petition for relief under the Federal Bankruptcy Code in the United States or the Bankruptcy and Insolvency Act in Canada, as now constituted or hereafter amended, or any other applicable federal or state insolvency or other similar law.

        11.8 RETURN OF B1 ANTIBODY. If this Agreement is terminated or expires for any reason, Nordion shall return all B1 Antibody to Coulter, except for those amounts of B1 Antibody which are necessary for Nordion to fulfill its post-expiration or post-termination obligations hereunder. The cost of returning the B1 Antibody shall be borne by Coulter, unless the termination is by Coulter pursuant to Section 11.1, in which case Nordion shall bear such cost.

        11.9 CONSEQUENCES OF TERMINATION OR EXPIRATION.

               (a) Upon expiration or termination of this Agreement, whichever is sooner (but in the case of termination, only if directed by the terminating Party in the notice of termination), Nordion shall manufacture and ship, and Coulter shall purchase in accordance with the provisions hereof, any and all amounts of the Labelled Drug ordered by Coulter hereunder prior to the date on which such notice is given.

               (b) Upon expiration or termination of this Agreement, the obligations of the Parties under Sections 3.3(d), 8.11, 8.6, 9.3, 10.2, 10.4, 11.2, 11.3, 11.4, 11.5, 11.8, 16.4, 16.5 and Articles 12 and 15 hereof, and any other section which by its nature is to survive, shall survive such expiration or termination.

        11.10 SIMULTANEOUS TERMINATION OF THIS AGREEMENT AND FACILITIES AGREEMENT. If either Party terminates the Supply or Facilities Agreement for any reason, both Agreements shall be deemed to be terminated on the same day and
Article 11 of this Agreement shall govern the effect and consequences of the termination with respect to both agreements.

                                   ARTICLE 12

                                    INDEMNITY

        12.1 INDEMNIFICATION BY COULTER. Subject to Nordion's compliance with
Section 12.4, Coulter agrees to indemnify, defend and hold Nordion and its Affiliates, and their


                                      24.

respective directors, officers, employees and agents harmless from and against any damages, claims, liabilities and expenses (including, but not limited to, reasonable attorneys' fees) resulting from any third party claims or suits ("General Claims against Nordion") arising out of (a) the use, handling, shipment, marketing or sale of the Labelled Drug, (b) Coulter's breach of any of its warranties or representations hereunder or (c) Coulter's negligent acts or omissions or willful misconduct. Notwithstanding the foregoing, Coulter will not be required to indemnify, defend and hold Nordion or its Affiliates, and their respective directors, officers, employees and agents harmless from and against any General Claims against Nordion arising out of (i) Nordion's breach of any of its warranties or representations hereunder; (ii) Nordion's negligent acts or omissions or willful misconduct; (iii) any failure of the Labelled Drug to meet the Specifications; (iv) any failure of Nordion to manufacture, handle, store, label, package, transport or ship the Labelled Drug in accordance with cGMP or any other applicable laws, regulations, or other requirements of any applicable governmental entity in the United States and Canada; or (v) any failure of Nordion to manufacture the Labelled Drug consistent with the applicable sections of the IND or BLA (whichever is applicable) and any corresponding licenses, registrations, authorizations or approvals in Canada. Notwithstanding anything in this Section 12.1, General Claims against Nordion shall not include IP Claims Against Nordion (as such term is defined below).

        12.2 INDEMNIFICATION BY NORDION. Subject to Coulter's compliance with
Section 12.4, Nordion agrees to indemnify, defend and hold Coulter and its Affiliates, and their respective directors, officers, employees and agents harmless from and against any damages, claims, liabilities and expenses (including, but not limited to, reasonable attorneys' fees) resulting from any third party claims or suits ("General Claims against Coulter") arising out of
(a) Nordion's manufacture, handling, storage, labelling, packaging or delivery of the Labelled Drug; (b) Nordion's breach of any of its warranties or representations hereunder; (c) Nordion's negligent acts or omissions or willful misconduct; (d) any failure of the Labelled Drug to meet the Specifications; (e) any failure of Nordion to manufacture, handle, store, label, package, transport or ship the Labelled Drug in accordance with cGMP or any other applicable laws, regulations, or other requirements of any applicable governmental entity in the United States and Canada; or (f) any failure of Nordion to manufacture the Labelled Drug consistent with the applicable sections of the IND or BLA (whichever is applicable) and any corresponding licenses, registrations, authorizations or approvals in Canada. Notwithstanding the foregoing, Nordion will not be required to indemnify, defend and hold Coulter or its Affiliates, and their respective directors, officers, employees and agents harmless from and against any General Claims against Coulter arising out of (i) Coulter's breach of any of its warranties or representations hereunder or (ii) Coulter's negligent acts or omissions or willful misconduct. Notwithstanding anything in this Section 12.2, General Claims against Coulter shall not include IP Claims Against Coulter (as such term is defined below).

        12.3 INTELLECTUAL PROPERTY CLAIMS.

               (a) Subject to Coulter's compliance with Section 12.4, Nordion agrees to indemnify, defend and hold Coulter and its Affiliates, and their respective directors, officers, employees and agents harmless from and against any damages, claims, liabilities and expenses


                                      25.

(including, but not limited to, reasonable attorneys' fees) resulting from any third party claims or suits arising out of any proceeding instituted by or on behalf of a third party based upon a claim that the process used in manufacturing the Labelled Drug infringes a United States or Canadian patent or any other proprietary rights of a third party ("IP Claims Against Coulter"). Notwithstanding the foregoing, Nordion will not be required to indemnify, defend and hold Coulter or its Affiliates, and their respective directors, officers, employees and agents harmless for and against any IP Claims Against Coulter arising out the infringement of any third party intellectual property right by any manufacturing processes developed in whole or in part by Coulter.

               (b) Subject to Nordion's compliance with Section 12.4, Coulter agrees to indemnify, defend and hold Nordion and its Affiliates, and their respective directors, officers, employees and agents harmless from and against any damages, claims, liabilities and expenses (including, but not limited to, reasonable attorneys' fees) resulting from any third party claims or suits arising out of any proceeding instituted by or on behalf of a third party based upon a claim that the manufacture, use or sale of the Labelled Drug infringes a United States or Canadian patent or any other proprietary rights of a third party ("IP Claims against Nordion"). Notwithstanding the foregoing, Coulter will not be required to indemnify, defend and hold Nordion or its Affiliates, and their respective directors, officers, employees and agents harmless from and against any IP Claims Against Nordion arising out of the infringement of any third party intellectual property right by any manufacturing processes (i) developed by Nordion, either alone or with one or more third parties (ii) developed by one or more third parties or (iii) jointly developed by Coulter and Nordion.

        12.4 INDEMNIFICATION PROCEDURES. A Party (the "Indemnitee") which intends to claim indemnification under this Article 12 shall promptly notify the other Party (the "Indemnitor") in writing of any action, claim or other matter in respect of which the Indemnitee or any of its Affiliates, or any of their respective directors, officers, employees or agents intend to claim such indemnification; provided, however, the failure to provide such notice within a reasonable period of time shall not relieve the Indemnitor of any of its obligations hereunder except to the extent the Indemnitor is prejudiced by such failure. The Indemnitee shall permit, and shall cause its Affiliates, and their respective directors, officers, employees and agents to permit, the Indemnitor, at its discretion, to settle any such action, claim or other matter. The Indemnitee agrees to the complete control of such defense or settlement by the Indemnitor; provided, however, such settlement does not adversely affect the Indemnitee's rights hereunder or impose any obligations on the Indemnitee in addition to those set forth herein in order for it to exercise such rights. No such action, claim or other matter shall be settled without the prior written consent of the Indemnitor, and the Indemnitor shall not be responsible for any attorneys' fees or other costs incurred other than as provided herein. The Indemnitee, its Affiliates, and their respective directors, officers, employees and agents shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or other matter covered by this indemnification. The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and at its own expense.


                                      26.

        12.5 INSURANCE. Nordion agrees, at Nordion's expense, to maintain general liability insurance and property insurance covering loss or damage to the B1 Antibody while it is on Nordion's premises. Such insurance policy shall designate Coulter as payee in the event of any loss or damage involving the B1 Antibody. Nordion agrees that such insurance shall be replacement value insurance. Nordion shall provide to Coulter a certificate of insurance designating Coulter as payee in event of any loss or damage covered by the first sentence of this Section 12.5. Any insurance policy held by Nordion pursuant to this Section 12.5 will provide that the insurer shall give Coulter thirty (30) days advance notice of any termination or cancellation by the insurer of such coverage. Nordion shall provide Coulter with thirty (30) days written notice prior to Nordion's termination or cancellation of such coverage. Nothing contained in this section shall be deemed to limit in any way the indemnification provisions in this Agreement. This Section 12.5 shall survive termination of this Agreement so long as Coulter's B-1 Antibody is on Nordion's premises.

        12.6 PRODUCT LIABILITY. Coulter, at its own expense, shall provide and maintain during the term of this Agreement, a products liability insurance policy, covering Labelled Drug, issued by a reputable insurance company, with a limit of liability of not less than [...***...] U.S. per occurrence or an aggregate of [...***...] U.S. Coulter will furnish Nordion with a certificate of insurance evidencing Nordion's inclusion as an additional insured and loss payee on said insurance policy or policies. Any insurance policy held by Coulter pursuant to this Section 12.6 will provide that the insurer shall give Nordion thirty (30) days advance notice of any termination or cancellation by the insurer of such coverage. Coulter shall provide Nordion with 30 days written notice prior to Coulter's termination or cancellation of such coverage. Nothing contained in this section shall be deemed to limit in any way the indemnification provisions in this Agreement.

                                   ARTICLE 13

                         REPRESENTATIONS AND WARRANTIES

        13.1 COULTER WARRANTIES. Coulter warrants that:

               (a) all activities of Coulter under this Agreement will be accomplished in accordance with the terms of this Agreement;

               (b) the B1 Antibody when supplied to Nordion shall (i) be manufactured in accordance with cGMP and all applicable FDA regulations, including but not limited to the submission of appropriate regulatory documents and (ii) not be misbranded or otherwise of a nature that may not be introduced in United States interstate commerce; and (iii) meet the specifications as set forth in Exhibit 13.1;

               (c) (i) to Coulter's best information and belief, it is the owner or licensee of all data, information and technology supplied to Nordion by Coulter to assist Nordion in carrying out its obligations hereunder (the "Coulter IP"), (ii) to Coulter's best information and belief, the Coulter IP does not, infringe any patents, copyright or other industrial or intellectual property rights of third parties, (iii) it has the right to grant the license set forth in Section 10.1 and the


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
right to permit Nordion to use the Coulter IP to carry out Nordion's obligations as contemplated herein, and (iv) it has not received any notice of adverse claim or infringement of any patent contained in the Coulter IP; and

               (d) to the best of its knowledge, there are no intellectual property rights, such as, but not limited to valid United States patents, that would be infringed by the manufacture, use or sale of Labelled Drug. Notwithstanding the preceding sentence, Coulter makes no warranty with respect to intellectual property rights relating to any processes performed by Nordion hereunder except for that portion of any process contributed by Coulter.

        13.2 NORDION WARRANTIES.

               (a) Except to the extent Coulter has breached its warranty under
Section 13.1(b), Nordion warrants that the Labelled Drug delivered to Coulter, including any labelling and other packaging for the Labelled Drug, will (a) conform to the Specifications; (b) have been manufactured, handled, stored, labelled, packaged, transported, and shipped in accordance with the Specifications; (c) have been manufactured, handled, stored, labelled, packaged, transported and shipped in accordance with cGMP and all other applicable laws, regulations, and other requirements of all applicable governmental entities in the United States and Canada; (d) have been manufactured consistent with relevant sections of the IND or BLA (whichever is applicable), and corresponding licenses, registrations, authorizations, or approvals for the Labelled Drug for each foreign jurisdiction, as previously advised by Coulter and agreed by the Parties; (e) not be [(i) misbranded by Nordion within the meaning of the FD&C Act, or] of a nature that may not be introduced into interstate commerce.

               (b) In addition, Nordion warrants

                      (i) except for the Coulter IP, to Nordion's best information and belief, it is the owner of all data, information and technology to be used by Nordion in carrying out its obligations hereunder (the "Nordion IP"), (ii) to Nordion's best information and belief, the Nordion IP does not, infringe any patents, copyright or other industrial or intellectual property rights of third parties, (iii) it has the right to use the Nordion IP to carry out its obligations as contemplated herein, and (iv) it has not received any notice of adverse claim or infringement of any patent relating to the Nordion IP; and

        13.3 MUTUAL REPRESENTATIONS AND WARRANTIES. Each Party hereby represents and warrants to the other Party that this Agreement is legal and valid and the obligations binding upon such Party are enforceable in accordance with their terms, and that the execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which such Party may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

        13.4 FAILURE OF LABELLED DRUG TO MEET WARRANTIES. In the event that Nordion ships Labelled Drug that does not meet warranties set forth in Section 13.2(a), Nordion will, in addition to any obligations it may have under this Agreement, [...***...]


                                      28.


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
[...***...]

        13.5 FAILURE TO PROVIDE TIMELY SHIPMENT. Subject to Force Majeure, in the event Nordion fails to ship Labelled Drug accurately or on a timely basis with the result that Labelled Drug is not able to be administered in accordance with Coulter's therapeutic protocol, Nordion will [...***...].

        13.6 BATCH FAILURE. In the event that prior to shipment of a Batch it is determined that (i) the Batch does not or will not meet the Specifications (a "Batch Failure"), then the Parties will meet promptly to discuss the reasons for such Batch Failure. If (i) it is mutually determined in good faith that Batch Failure resulted from Nordion's error (a "Nordion-Caused Batch Failure"), not limited to its failure to follow established Standard Operating Procedures Nordion will be responsible for [...***...] and will [...***...]; (ii) it is mutually determined in good faith that the Batch Failure resulted from problems with the B1 Antibody or CO-20 antigen cells as received by Nordion and/or with the Isotope as received by Nordion (a "Coulter-Caused Batch Failure")(unless such Isotope was supplied by Nordion), Coulter will be obligated to pay for [...***...]. If the cause of Batch Failure cannot be determined or if the Parties cannot agree on the cause based on good faith negotiations, the Parties will select a mutually agreeable outside consulting firm which will be instructed to review the applicable information and data and to determine the cause of Batch Failure. If the consulting firm finds a Nordion-Caused Batch Failure, Nordion will [...***...]. If the consulting firm finds a Coulter-Caused Batch Failure, Coulter will [...***...]. It is agreed that for determining Nordion's liability to [...***...], Coulter's [...***...] shall not exceed [...***...].

                                   ARTICLE 14

                                  FORCE MAJEURE

        Neither Party shall be liable to the other for any delay or failure in performance of its obligations under this Agreement by virtue of the occurrence of an event of Force Majeure (as defined in this Article 14). In the event of Force Majeure, the Party affected shall promptly notify the other and shall exert commercially reasonable efforts to eliminate, cure or overcome such event and to resume performance of its obligations. Coulter acknowledges that if Nordion is the Party affected by the Force Majeure event, Nordion shall first restore the production of its core products at Nordion's facility prior to resuming production of Coulter's Labelled Drug, but Nordion agrees that it will resume production of Coulter's Labelled Drug as soon as is practicable thereafter. For such time as Nordion is affected by an event of Force Majeure, Coulter is relieved from its obligations under Section 3.3 of this Agreement. "Force Majeure" shall mean an occurrence which prevents, delays or interferes with the performance by a Party of


                                      29.


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
any of its obligations hereunder, if such event occurs by reason of any act of God, flood, fire, explosion, casualty or accident, or war, revolution, civil commotion, acts of public enemies, blockage or embargo, or any law, order or proclamation of any government, failure of suppliers to provide materials, equipment or machinery, interruption of or delay in transportation, strike or labor disruption, or any other cause whatsoever, whether similar or dissimilar to those above enumerated, beyond the commercially reasonable control of such Party. In the event that the Force Majeure is longer than one hundred eighty
(180) days on the part of Nordion, Section 3.3(a) will terminate and Section 3.3(b) will apply commencing at the end of the Force Majeure. In the event that the Force Majeure is longer than one hundred eighty (180) days on the part of Coulter, Coulter shall make [...***...] payments of [...***...] until the end of the Force Majeure. In the event that a Party has a Force Majeure of greater than one year, then the other Party may terminate this Agreement and only Section 11.5(b) will apply to the termination.

                                   ARTICLE 15

                                 CONFIDENTIALITY

        15.1 CONFIDENTIALITY AND EXCEPTIONS. Except as set forth below, all information disclosed by one Party to the other Party in connection with the work performed hereunder shall be deemed to be the disclosing Party's "Confidential Information". Confidential Information shall include, but not be limited to, information relating to the B1 Antibody and the structure of Labelled Drug, any know-how relating to the Process for the production of Labelled Drug, and the manufacturing cost and other financial arrangements made pursuant to this Agreement. Each Party agrees that it will take the same steps to protect the confidentiality of the other Party's Confidential Information as it takes to protect its own proprietary and confidential information, which shall in no event be less than reasonable steps. Each Party, and its employees and agents shall protect and keep confidential and shall not use, publish or otherwise disclose to any third party, except as permitted by this Agreement, or with the other Party's written consent, the other Party's Confidential Information. For the purposes of this Agreement, Confidential Information shall not include such information that:

               (a) was already known to the receiving Party at the time of disclosure by the other Party, other than under an obligation of confidentiality; or

               (b) was generally available to the public or was otherwise part of the public domain at the time of disclosure or became generally available to the public or otherwise part of the public domain after disclosure other than through any act or omission of the receiving Party in breach of this Agreement; or

               (c) was lawfully disclosed to the receiving Party, other than under an obligation of confidentiality, by a third party who had no obligation not to disclose such information to others; or

               (d) was independently developed by or for the receiving Party without the aid, application or use of Confidential Information; or


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
               (e) was disclosed to a third party by the disclosing Party without an obligation of confidentiality; or

               (f) was independently developed by persons who did not have access to the Confidential Information.

        15.2 AUTHORIZED DISCLOSURE. Each Party may disclose Confidential Information hereunder to the extent such disclosure is reasonably necessary for prosecuting or defending litigation, complying with applicable government laws or regulations or conducting preclinical or Clinical Trials, provided that if a Party is required by law or regulation to make any such disclosure of the other Party's Confidential Information it will, except where impracticable for necessary disclosures, for example in the event of medical emergency, give reasonable advance notice to the other Party of such disclosure requirement and will use its reasonable efforts to secure a protective order or confidential treatment of such Confidential Information required to be disclosed. In addition, upon prior written approval of Nordion, which will not be unreasonably withheld, Coulter may disclose, under a comparable binder of confidentiality, and on a need-to-know basis, information received under this Agreement to its other partners for the development or commercialization of Labelled Drug. Neither Party shall disclose Confidential Information of the other Party in any patent filings without the prior written consent of the other Party.

        15.3 CONFIDENTIALITY AND PUBLICITY. The Parties agree that, except as may otherwise be required by applicable laws, regulations, rules, or orders, and except as may be authorized elsewhere in this Section 15, no information concerning this Agreement and the transactions contemplated herein shall be made public by either Party without the prior written consent of the other. In the event either Party decides to issue a press release announcing the execution of this Agreement, it shall not do so without the prior written approval of the other Party of the text of such press release, such approval not to be unreasonably withheld.

        15.4 SURVIVAL OF CONFIDENTIALITY. All obligations of confidentiality and non-use imposed upon the Parties under this Agreement shall expire ten (10) years after the expiration or termination of this Agreement.

                                   ARTICLE 16

                               GENERAL PROVISIONS

        16.1 NOTICE. All notices under this Agreement must be made in writing and mailed or delivered to the following:

               Coulter:             Coulter Pharmaceutical, Inc.
                                    550 California Avenue, Suite 200
                                    Palo Alto, CA, U.S.A.
                                    Attention:  Chief Financial Officer


                                      31.

               Nordion:             MDS Nordion Inc.
                                    447 March Road
                                    Kanata, Ontario, CANADA
                                    Attention: Vice President, Technology
                                    and Business Development

        16.2 NO IMPLIED LICENSE. It is agreed that disclosure of data, information or technology by Nordion or Coulter, during the term of this Agreement shall not, except to the extent granted herein, constitute any grant, option or license under any patent, technology or other rights, held by Nordion or Coulter.

        16.4 DISCLAIMER OF CONSEQUENTIAL DAMAGES. Except as set forth in Section 11.3(d) of this Agreement, in no event shall either Party be liable to the other Party or its Affiliates for indirect, contingent, incidental, special or consequential damages, including, but not limited to, any claim for damages based on lost profits, cost of capital, loss of business opportunity or loss of time.

        16.5 ASSIGNMENT. Neither Party may assign its rights and/or delegate its obligations under this Agreement to any third party without the other Party's prior written consent. Notwithstanding the preceding sentence, a Party may assign its rights and/or delegate its obligations under this Agreement, without the other Party's prior written consent, to an Affiliate or to a third party solely in connection with the sale, merger or transfer of substantially all of the assets to which this Agreement relates, providing such assignee or delegate agrees to be bound by the terms of this Agreement, and provided that such action would not in any way impair or jeopardize any pending or actual regulatory approval for the manufacture of Labelled Drug or affect the regulatory status of Labelled Drug. In the event Coulter assigns its rights and/or delegates its obligations under the circumstances described in the preceding sentence, Nordion may terminate this Agreement upon twelve (12) months written notice, if Nordion makes a good faith determination that such assignment would materially adversely affect Nordion's business or economic interests. Such notice shall contain the reasons for Nordion's determination. In the event that Nordion terminates this Agreement as provided in this section, the Facilities Agreement shall simultaneously be deemed to be terminated pursuant to Section 11.10 of this Agreement and the terms of Section 11.2 of this Agreement shall apply. In addition, during such the twelve (12) month period following receipt by Coulter of the notice of termination, the Parties will work together in good faith to develop a Transition Plan, as that term is defined in Section 11.4 above, to transition manufacture of radio labelled B1 Antibody to a third party manufacturer. Coulter will be responsible for implementation of the Transition Plan. Nordion will [...***...] or, except as set for in this Section 16.5, [...***...] relating to the implementation of the Transition Plan. Nordion's expenses [...***...] will be borne by [...***...]. For purposes or clarity,
Section 11.4(b) shall not apply with respect to a Transition Plan offered under this Section 16.5. Nordion shall also provide [...***...] of the time of Nordion employees, [...***...], to assist Coulter in establishing a third party facility for radiolabelling of B1 Antibody. Thereafter, Coulter shall reimburse Nordion for any further assistance provided to Coulter by Nordion employees at Nordion's internal rate and shall reimburse Nordion any out of pocket expenses for


                                      32.


[*] Confidential Treatment Requested

Nordion's assistance in such Transition Plan. Nordion shall not be required to provide Coulter with proprietary information related to (131)I. At Coulter's request, Nordion will continue to manufacture Labelled Drug during the [...***...] written notice and for an additional [...***...] ("Extended Period"). Coulter shall, within ninety (90) days of receipt of Nordion's notice of termination, provide written notice to Nordion of whether it desires that Nordion continue to manufacture and supply Labelled Drug, during the Extended Period.

        Nordion shall be entitled to sub-contract to third parties any of its obligations set forth in this Agreement; provided, however, that Nordion may not sub-contract any portion of this Agreement unless such sub-contractor shall agree to be bound by the provisions hereof pertaining to ownership of work performed and confidentiality. This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

        16.6 APPLICABLE LAW. This Agreement will be governed by the laws of the State of New York as applied to contracts executed and performed in New York by New York residents.

        16.7 DISPUTE RESOLUTION.

               (a) In the event that, at any time during the term of this Agreement, a disagreement, dispute, controversy or claim should arise relating to scientific or technical issues in connection with Nordion's performance under this Agreement, the Parties will attempt in good faith to resolve their differences for sixty (60) days. If, after sixty (60) days, the Parties are unable to resolve such dispute, the Parties shall refer the matter to a third party consultant with expertise in the scientific or technical area of dispute for sixty (60) days. In the event such consultant is unable to work out a resolution of the issue with the Parties, either Party shall be free to take any action and seek any remedy it may have at law or in equity, including specific performance and injunctive relief.

               (b) In the event that, at any time during the term of this Agreement, a disagreement, dispute, controversy or claim should arise out of or relating to the interpretation of or performance under this Agreement, or the breach or invalidity thereof other than a dispute relating to scientific or technical issues in connection with Nordion's performance under this Agreement, the Parties will attempt in good faith to resolve their differences by referring the matter to the Chief Executive Officers of the Parties (or their designees) for sixty (60) days, following which either Party shall be free to take any action and seek any remedy it may have at law or in equity, including specific performance and injunctive relief.

        16.8 SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affect the substantive rights of the Parties. The Parties agree to replace any invalid provision or parts thereof by new provision(s) which closely approximate the economic and proprietary results intended by the Parties.


                                      33.


[*] Confidential Treatment Requested

        16.9 ENTIRE AGREEMENT. This Agreement, together with the attached Exhibits and the Facilities Agreement and Development Agreement, contains the sole and entire understanding of the Parties related to its subject matter and supersedes all prior or contemporaneous oral or written agreements concerning the subject matter.

        16.10 MODIFICATION. This Agreement cannot be changed orally and no modification of this Agreement will be recognized or have any effect, unless the writing in which it is set forth is signed by Nordion and Coulter, nor will any waiver of any of the provisions of this agreement be effective unless in writing and signed by the Party to be charged therewith.

        16.11 COMPLIANCE. This Agreement shall be carried out in compliance with all applicable laws, by-laws, rules, regulations and orders of federal, state, provincial or municipal governments.

        16.12 NON-WAIVER. Failure by either Party to enforce at any time any of the provisions of this Agreement shall not be construed as a waiver of its rights hereunder. Any waiver of a breach of any provision hereof shall not affect either Party's rights in the event of any additional breach.

        16.13 HEADINGS. The headings herein are for the purpose of convenience of reference only and are not intended to define or limit the contents of this Agreement.

        16.14 EFFECTIVE DATE. This Agreement shall be deemed effective as of [...***...].


                                      34.


[*] Confidential Treatment Requested

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by the respective duly authorized officers as of the date first written above.

MDS NORDION INC.



By:
   -------------------------------------


Printed Name:
             ---------------------------


Title:
      ----------------------------------






COULTER PHARMACEUTICAL, INC.


By:
   -------------------------------------


William G. Harris

Vice President and Chief Financial Officer


                                      35.

                                  EXHIBIT 1.32


                             SPECIFICATIONS (DRAFT)


STORAGE SPECIFICATIONS


        [...***...]





PROCESS SPECIFICATIONS


        [...***...]





ACTIVITY CONCENTRATION AT CALIBRATION AS LISTED BELOW IN LABELLED DRUG SPECIFICATIONS





LABELLED DRUG SPECIFICATIONS


        Test                 Specification                       Analytical Method
        ----                 -------------                       -----------------
Radioactive Aggregates       [...***...]                      [...***...]


                                                              [...***...]


Monamer                      [...***...]                      [...***...]


                                                              [...***...]


Free Iodine                  [...***...]                      [...***...]


                                                              [...***...]


                                                              [...***...]


pH                           [...***...]                      [...***...]


                                                              [...***...]


Sterility                    [...***...]                      [...***...]


                                                              [...***...]


Endotoxin                    [...***...]                      [...***...]


                                                              [...***...]


Visual Inspection            Clear and particulate free       [...***...]


                                                              [...***...]


Total Activity               [...***...]                      [...***...]


                                                              [...***...]


                                                              [...***...]


Povidone                     [...***...]                      [...***...]


                                       1.


[*] Confidential Treatment Requested

        Test                 Specification                       Analytical Method
        ----                 -------------                       -----------------
                                                              [...***...]


                                                              [...***...]


IRF                          [...***...]                      [...***...]


                                                              [...***...]


Protein Concentration        [...***...]


                                                              [...***...]


                                                              [...***...]


Activity Concentration       [...***...]                      [...***...]


                                                              [...***...]


                                                              [...***...]





PACKAGING AND SHIPPING SPECIFICATIONS


        [...***...]


BATCH RELEASE DOCUMENTATION


        MDS Nordion                                           [...***...]


        Coulter                                               [...***...]


                                       2.


[*] Confidential Treatment Requested

                                   EXHIBIT 9.1


                                PRICING SCHEDULE


For production in each consecutive twelve (12) month period, where the twelve
(12) month-period begins on the Monday of the week of the first Batch produced commencement of Commercial Supply, prices are as follows:


BASED ON VIALS OF LABELLED DRUG SHIPPED


Batch price for:

[...***...]

            [...***...]


            [...***...]                                         [...***...]

            [...***...]                                         [...***...]

            [...***...]                                         [...***...]


[...***...]

[...***...]                                                  [...***...]


[...***...]                                                  [...***...]


[...***...]                                                  [...***...]


The pricing schedules contemplate manufacture on one day and shipment the next day. If these are incremental costs incurred by Nordion to manufacture and ship on the same day as required by Coulter and agreed by the Parties, the Parties will meet and negotiate in good faith which Party will bear those costs.


Price includes packaging and handling but not the costs of third-party carriers, which are for Coulter's account. Price is based on processes as defined by the following documents:


[...***...]                                          [...***...]

[...***...]                                          [...***...]

[...***...]                                          [...***...]

[...***...]                                          [...***...]

FACILITIES ENGINEERING FEE: In addition, for facilities engineering work, Coulter will pay to Nordion [...***...] (a "Facilities Engineering Fee") per twelve (12) month period during the term of Agreement, payable to Nordion [...***...] beginning with the commencement of Commercial Supply. Such payment will be made quarterly in advance.


The Batch and per vial prices, as well as the Facilities Engineering Fee, Readiness Payments and Cancellation Fees, are subject to currency adjustment and price escalation as set forth in this Agreement.


                                       1.


[*] Confidential Treatment Requested

                                  EXHIBIT 1.15

                             LETTER AGREEMENTS DATED

                    FEBRUARY 23, 1996 AND SEPTEMBER 30, 1997

Nordion International Inc.
447 March Road
Kanata, Ontario
Canada
K2K-1X8

Attention: David Evans, V.P. Technology and Business Development

Dear Sir,

        1. In preparation for the carrying out of the Facility Phase and commercial supply of radiolabelled B-1 antibody with 1-131 as set out in the agreement between Nordion International Inc. ("Nordion") and Coulter Pharmaceutical, Inc. ("Coulter"), dated the 15th day of November, 1995 (the "Agreement"), we hereby instruct Nordion and Nordion, in reliance on said instruction, agrees to proceed with the purchase of the hot cells as Nordion deems appropriate to carry out the Facility Phase and commercial supply of radiolabelled B-1 antibody with I-131. Coulter acknowledges that Nordion shall be entering into a purchase agreement (the "Purchase Agreement") with its supplier Von Gahlen International Inc. (`Won Gahlen") for the purchase and supply of such hot cells.

        2. In consideration of the purchase of the hot cells by Nordion, Coulter hereby agrees to reimburse to Nordion the purchase price of [...***...], plus an administration fee of [...***...] calculated thereon (hereafter the "Aggregate Purchase Price"), payable as follows: Coulter shall pay to Nordion, due within five (5) business days of execution of this letter agreement, [...***...]. In addition Coulter shall make interim payments (the "Interim Payments") to Nordion, (i) on a monthly basis within 15 days of receipt of Nordion's invoice, and (ii) within 15 days of receipt of Nordion's invoice after inspection/acceptance of the hot cells by Nordion at Von Gahlen's site, such Interim Payments corresponding to the contract value of work performed to such date by Von Gahlen, increased by the above mentioned [...***...] administration fee. Coulter shall make a final payment (the "Final Payment") to Nordion within 30 days of receipt of Nordion's invoice after installation/acceptance of the hot cells by Nordion at Nordion's facility. The [...***...] shall be retained by Nordion and applied to the Final Payment when due, provided, for greater certainty, that in the event of cancellation of the Purchase Agreement by Nordion prior to Final Payment due to the acts or omissions of Coulter, such sum shall be deemed forfeited by Coulter.

        3. Without the prior written consent of Coulter, under no circumstances shall Coulter's payment obligations through the Interim Payment immediately following inspection/acceptance by Nordion at Von Gahlen's site in the aggregate exceed [...***...] nor shall Coulter's total payment obligations under this agreement, subject to the indemnity provisions contained herein, exceed the Aggregate Purchase Price. Notwithstanding the immediately preceding sentence and without regard to the limitations set out therein, in the event of cancellation of the Purchase Agreement due to the acts or omissions of Coulter the cancellation payment terms set forth in paragraphs 5 and 8 shall govern.


[*] Confidential Treatment Requested

        4. Accompanying each of Nordion's invoices shall be a report issued by Von Gahlen setting out work performed and the contract value of such work performed during the relevant period. With respect to the Interim Payment following inspection/acceptance at Von Gahlen's site and with respect to the Final Payment, Nordion's invoice shall be accompanied by its written representation that Nordion has paid the amounts due to Von Gahlen following Nordion's inspection/acceptance, pursuant to the terms of the Purchase Agreement. Within 30 days of installation/acceptance of the hot cells at Nordion's facility, Nordion shall provide to Coulter a report stipulating that the work performed by Von Gahlen substantially conforms to specification (which may be amended from time to time) as set out in the Purchase Agreement and that the hot cells may be used for the purpose for which they are intended.

        5. In the event of termination by Nordion of the purchase of the hot cells from Von Gahlen, due to the acts or omissions of Coulter, including but not limited to Coulter's failure to pay any sums due Nordion or Coulter's discontinuation of the project, Coulter shall indemnify and hold harmless Nordion for all losses, costs, expenses (including reasonable attorneys fees) and damages that Nordion may incur as a result of any claim, action or suit instituted by Von Gahlen against Nordion. Such indemnification on the pan of Coulter does not extend to claims arising out of Nordion's gross negligence, recklessness, or intentional wrongdoing.

        6. In addition, Nordion shall stipulate in the Purchase Agreement with Von Gahlen that if Von Gahlen shall fail to complete installation of the hot cells within one week of the installation date specified in the Purchase Agreement, for reason other than an act or omission of Nordion or force majeure, in addition to any other remedies Nordion may have, a late charge by way of liquidated damages shall be payable by Von Gahlen to Nordion in the amount of [...***...] per week of the total purchase price of the hot cells, for [...***...]. Any such amounts collected by Nordion, provided Coulter is not in default under this agreement, shall be paid over to Coulter.

        7. Nordion and Coulter shall use good faith efforts to negotiate and enter into an agreement to carry out the Facility Phase and manufacturing obligations for clinical trials and commercial supply of radiolabelled B-1 antibody with 1-131 which negotiations, notwithstanding the provision of right of first negotiation set out in the Agreement, shall be completed prior to April 30, 1996. In the event that such good faith negotiations and an agreement are not concluded by April 30, 1996, or such other date as agreed between the parties, Nordion shall cancel the Purchase Agreement without recourse by Coulter.

        8. Upon cancellation of the Purchase Agreement due to the acts or omissions of Coulter or failure by the parties to reach the agreement contemplated in paragraph 7, within 15 days after receipt of Nordion's final invoice, Coulter shall pay to Nordion the remaining unpaid contract value owing by Nordion to Von Gahlen to the date of cancellation, as determined under provisions of the Purchase Agreement, plus Nordion's [...***...] administration fee to the extent not previously paid. At Coulter's request provided to Nordion within 20 days of the effective date of termination and at Coulter's expense, Nordion shall take possession of and/or assign such work performed, to Coulter. All shipping costs incurred by Nordion for delivery to Coulter shall be borne by Coulter.


[*] Confidential Treatment Requested

        9. Prior to installation of the hot cells at Nordion's facility, so long as all payments then due have been received by Nordion from Coulter, title in and to the work performed by Von Gahlen (including hot cells, components or parts thereof, as between Nordion and Coulter, shall belong to Coulter. For greater certainty, work performed by Von Gahlen shall not include Nordion drawings or other Nordion proprietary information provided to Von Gahlen.

        This letter agreement shall be governed and construed in accordance with the laws of the Province of Ontario, Canada, without reference to its conflict of laws.

Yours truly,

COULTER PHARMACEUTICAL, INC.        We   acknowledge   and   concur   with  the
                                    foregoing this 23rd day of February, 1996.

By:                                 NORDION INTERNATIONAL INC.
   -------------------------



                                    By:
                                       --------------------------

[COULTER PHARMACEUTICAL LOGO]


To:          Graham Duncan - MDS- Nordion

From:        M. Buckley

Subject:     Authorization of Expenditure for Third Hot Cell in Primary Facility

Date:        9/30/97

cc:     D. Shock, K. Iverson, B. Harris and C. David - MDS-Nordion

This letter is authorization for the expenditure of approximately [...***...] for the design, construction and installation of a third hot cell in the primary facility to house the automated QC, inspection, labelling and packaging operations. This price includes the following general categories:

               [...***...]
               [...***...]
               [...***...]
               [...***...]
               [...***...]
               [...***...]
               [...***...]
               [...***...]

Installation is targeted to commence [...***...] with shipment from Von Gahlen -- Netherlands on or before [...***...].

The terms of payment would be as follows:

        [...***...]
        [...***...]
        [...***...]

The hot cell will be inspected at the Netherlands facility by Nordion and CPI personnel and accepted [...***...].

This should be sufficient to allow the work to being on this project. Please keep me apprised of any development that will effect either price or meeting project timelines.

Best regards,

Michael Buckley -- Manager Product Development


[*] Confidential Treatment Requested

                                  EXHIBIT 13.1

                           BI ANTIBODY SPECIFICATIONS

Immunoreactive Fraction [...***...]

Otherwise in compliance with the Certificate of Analysis


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
                                  EXHIBIT 11.3

                      AMOUNTS DESCRIBED IN SECTION 11.3(F)


As of May 31, 1998

Amounts invoiced to Coulter under PS# 10004 due to Coulter

        (Facility Development)                              [...***...]


All other invoices                                          [...***...]

Total to be paid under Section 11.3(f)(i)                   [...***...]


Hot cell total used in calculation
 described in Section 11.3(f)(ii)                           [...***...]


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
                                 EXHIBIT 9.1(d)

                           CURRENCY ADJUSTMENT EXAMPLE

1.      The CRE is set at $2.00 US = [...***...]

2.      Using Readiness Payments of [...***...] as an example.

3. If the BRE is less than the CRE by more than [...***...], then the following formula would apply and Nordion may adjust prices as per Section 9.1d.

        Price ($US) X [...***...] = Exchange Adjusted $US price

        Example: BRE = [...***...]

        [...***...] X [...***...] = [...***...]

        Example: BRE = [...***...]

        [...***...] X [...***...] = [...***...]

        Example: BRE = [...***...]

        [...***...] X [...***...] = [...***...]

4. If the BRE is greater than the CRE by more than [...***...] the following formula would apply and Coulter may adjust prices as per Section 9.1d.

        Price ($US) X [...***...] = Exchange Adjusted $US price

        Example: BRE = [...***...]

        [...***...] X [...***...] = [...***...]

        Example: BRE = [...***...]

        [...***...] X [...***...] = [...***...]

        Example: BRE = [...***...]

        [...***...] X [...***...] = [...***...]


                                       1.

[*] Confidential Treatment Requested